EX-12


     Southern Indiana Gas And Electric Company


     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

     For the Five Years Ended December 31, 1998


                                   1998    1997   1996      1995     1994


                                   (in thousands)

     Earnings as Defined


     Net income <F1>               $43,542  $45,363 $42,841  $39,624 $41,025

     Add:

       Income Taxes:

         Current:

           Federal                  19,521   28,402  11,773    7,031  15,257

           State                     2,849    4,265   1,934    1,601   2,519

         Deferred, net:

           Federal                   3,270   (3,673) 10,081    7,771     (80)

           State                       842     (278)  1,690    1,385     314

         Deferred investment

         tax credit, net            (1,447)  (1,457) (1,443)  (1,556) (1,846)

       Interest on long-term

       debt, net of AFUDC borrowed  15,911   17,223  17,987   18,168  16,546

       Amortization of premium,

       discount and expense

       on debt                         690      671     690      694     852

       Interest on short-term debt   2,614    1,769   2,350    1,894   1,589

       Interest component of

       rent expense <F2>               486      456     438      565    416


         Earnings as defined       $88,278  $92,741 $88,341  $77,177 $76,592

 Fixed Charges as Defined


       Interest on long-term

       debt                        $17,376  $18,020 $18,432  $18,789 $18,604

       Amortization of premium,

       discount and expense

       on debt                         690      671     690      694     852

       Interest on short-term debt   2,614    1,769   2,350    1,894   1,589

       Interest component of

       rent expense <F2>               486      456     438      565     416

           Fixed charges as

           defined                 $21,166  $20,916 $21,910  $21,942 $21,461



     Ratio of Earnings to

      Fixed Charges <F3>              4.17     4.43    4.03     3.52    3.57

     NOTES:


     <F1>  Net income, as defined, is before preferred dividend requirements.

     <F2>  One-third of rentals represents a reasonable approximation of the interest factor.

     <F3>  The ratios shown above do not reflect the fixed charge component in

     SIGECO's power contract with OVEC.  Inclusion of the component in the computation would not have a significant effect on the ratios.

     <f/n>

     /TABLE
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